EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-3 of Farmers National Banc Corp. of our reports dated February 18, 2008 with respect to the consolidated financial statements of Farmers National Banc Corp., and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Chizek and Company LLC
Columbus, Ohio
August 13, 2008